TOREADOR ADOPTS SHORT-TERM SHAREHOLDER RIGHTS PLAN

PARIS, FRANCE – (June 20, 2011) – Toreador Resources Corporation (NASDAQ: TRGL) (Paris: TOR) today announced that its Board of Directors has adopted a Shareholder Rights Plan (the “Rights Plan”) that expires by its terms on December 31, 2011.

The Rights Plan is intended to ensure that all of the Company’s shareholders are treated fairly at a time when the Company’s shares are trading at a 52-week low and to protect against any person or group seeking to gain control of the Company by open market accumulation or other opportunistic tactics without paying full and fair value to all shareholders. The Rights Plan was not adopted in response to any current hostile takeover attempt.

The Rights Plan will be implemented by the Company by means of a distribution on June 30, 2011 of one right for each share of the Company’s common stock then outstanding. The Rights are attached to the common stock of the Company and will not be evidenced by separate certificates, unless they become exercisable upon a triggering event. Under the terms of the Rights Plan, a right will become exercisable upon a person, including any party related to it, acquiring beneficial ownership of 10% or more of the outstanding shares of common stock. If the rights become exercisable, all rights holders (other than the person or group triggering the rights) will be entitled to purchase Company’s common stock at a discount. Rights held by the person or group triggering the rights will become void and will not be exercisable. Certain synthetic interests in the Company’s common stock created by derivative positions — whether or not such interests are considered to be beneficial ownership of shares of common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act — are treated as beneficial ownership of the number of shares of the Company’s common stock equivalent to the economic exposure created by the derivative position.

Adam Kroloff, Chairman of the Board said, “The Board adopted the Rights Plan, which expires at the end of 2011, to protect the interests of shareholders. The Rights Plan does not prevent the Board from considering or accepting an offer to acquire Toreador if the Board believes such action is in the best interests of the Company and its shareholders. It does, however, assure that all of the Company’s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and guards against undervalued hostile transactions, partial tender offers, open market accumulations, and other abusive tactics that are designed to gain control of Toreador without paying all shareholders an appropriate control premium.”

Additional details about the rights plan will be contained in a Form 8-K being filed by the Company with the U.S. Securities and Exchange Commission. The 8-K will be available by selecting the following link on the website of the Company: http://phx.corporate-ir.net/phoenix.zhtml?c=68298&p=irol-sec

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of crude oil. The company holds interests in developed and undeveloped oil properties in France. The company’s website, www.toreador.net, provides more information about Toreador.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Toreador’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact:

US: Shirley Z. Anderson, Corporate Secretary

+1 469 364-8531

Investors:

Tony Vermeire

+33 1 47 03 34 24